Media Contact:
Corisa L. Guiffre
Andrea Electronics,
Chief Financial Officer
(631) 719-1800
(800) 707-5779

FOR IMMEDIATE RELEASE

ANDREA ELECTRONICS SELLS HEADSET HARDWARE BUSINESS TO FOCUS ON
DIGITAL AUDIO TECHNOLOGIES

BOHEMIA, N.Y. (April 2, 2015) – Andrea Electronics Corporation (OTCBB: ANDR - News), a leading developer of hardware and software microphone technologies, today announced it has sold its headset product line to a group of private investors. The company purchasing the hardware products will be called Andrea Communications LLC. The sale of this product line will enable Andrea to focus on the continued development of its patented digital array microphones and noise reduction software for use with new mobile device chip platforms (ARM processors) and operating systems such as Linux and Android.

“Spinning off our headset business will allow us to focus on our core audio input technologies, which are used and incorporated into a variety of consumer products, including tablets, laptops and desktop computers. In addition, we will be able to deliver new applications for these core technologies to enhance the intelligibility of the burgeoning natural language user interface that is emerging in new products that will be operated in real word mobile noisy environments,” said Douglas Andrea, President and CEO of Andrea Electronics.

Far field microphone solutions have never been more necessary. Web based personal assistants and knowledge navigators have become widely adopted. These applications answer questions, make recommendations, and perform actions by delegating requests to a set of web services.

Markets to be pursued include: tablets, laptops and desktop computers, the Internet of Things (IoT), connected home, connected car, robotics, automated customer service devices and professional audio systems.

An American Innovator
Andrea Electronics is an American-owned business since 1934. In the early 40’s, Andrea was one of the very first elite U.S. television manufacturers. In the 60’s the company designed the capsule’s intercom communication system used in the first manned Mercury space flight and military intercoms for F16 fighter jets and helicopters. Andrea’s microphone array and other advanced noise cancellation technologies have been embedded into hundreds of millions of computers and other devices. SuperBeam Stereo Array Microphone headsets and the DA-250 digital microphone stand alone solution for OEMs are among the latest innovations from Andrea Electronics.

About Andrea Electronics
Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications requiring high performance quality voice input. The company's patented Digital Super Directional Array (DSDA™), patented PureAudio™ and patented EchoStop™ far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics' website at www.AndreaElectronics.com or call 1-800-442-7787.